UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): August 24, 2022

Colambda Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada (NV)	000-29243	98-0361773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Colambda Technologies, Inc. 1870 West Prince Road #41 Tucson, Arizona 85705 (Address of principal executive offices)

Telephone: (281) 928 4425

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 5 – Corporate Governance and Management

Item 5.02Departure of Directors of Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 17, 2022, Sumit Isaranggul Na Ayudyha resigned from his position as our Executive Chairman, a member of the Board of Directors, and Chief Technology Officer. The resignation is effective immediately. There was no known disagreement with Mr. Isaranggul Na Ayudyha regarding our operations, policies, or practices.  On the same date, the Board appointed Nick Ammons to the Board of Directors and existing Board Member, Kent Hush, was elected as the Board Chairman.

Nick Ammons is our Strategic Program Manager in the Company’s wholly-owned subsidiary, Job Aire Group, Inc.  Mr. Ammons has over 16 years of experience and expertise in overseeing US and Foreign government contracts, acquisitions, and project oversite. Past performance capabilities include managing an average caseload of 20 contracts at one time with a value of $800 million and pursuits on contracts worth up to $3.2 billion. Mr. Ammons has experience and a proven record for managing program life cycle, from data gathering to contract award and is known for accurate DCAA & DCMA compliancy results. Mr. Ammons has a depth of knowledge related to federal, state, and local regulations and policies and possesses the ability to lead multiple diverse teams within the United States and abroad under a diverse group of civilian and government organizations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLAMBDA TECHNOLOGIES, INC.

By: /s/ Kent Hush
Kent Hush Chief Financial Officer